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EXHIBIT 21

SUBSIDIARIES OF CVF TECHNOLOGIES CORPORATION

1. Ecoval Corporation
2. G.P. Royalty Distribution Corporation
3. Petrozyme Technologies Inc.
4. Biorem Inc.